UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

UAL Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

May 3, 2007

Dear UAL Stockholder and MEIP Participant:

As you know, the UAL Corporation Annual Meeting of Stockholders will be held on May 10, 2007.  You are receiving this letter because you were granted restricted shares under the UAL Corporation 2006 Management Equity Incentive Plan (the “MEIP”) and are entitled to vote those shares at the Annual Meeting.

Participants in the MEIP who held shares of UAL stock as of the close of business on March 12, 2007 are entitled to attend the Annual Meeting and to vote on matters properly brought before the meeting.  You are entitled to one vote for each share of restricted stock you hold, whether or not the shares have vested.  You do not have the right to vote options or the shares of common stock underlying unexercised stock options.

As a stockholder of record on March 12, 2007, you should have received proxy materials on or about March 26, 2007.  Due to an administrative error, many MEIP participants did not receive these materials.  In order to ensure that you have the opportunity to vote and attend the Annual Meeting, we have enclosed the (i) UAL Corporation Proxy Statement, (ii) 2006 Annual Report, and (iii) your proxy card.

Please read the enclosed information carefully and vote your shares as soon as possible.  You can vote by internet at http://www.investorvote.com, by phone by dialing 1-800-652-8683, or in person at the Annual Meeting.

We apologize for any inconvenience this may have caused you.  If you have any questions, please call our transfer agent, Computershare Investor Services, at 1-800-919-7931.

Sincerely,

Paul R. Lovejoy
Senior Vice President,
General Counsel and Secretary